Exhibit 3.50

ARTICLES OF ORGANIZATION

OF

QUARRY PROPERTIES, L.L.C.

The undersigned, for the purpose of forming a limited liability company under the Missouri Limited Liability Company Act (the “Act”), hereby makes, acknowledges and files the following Articles of Organization:

FIRST. The name of the limited liability company (the “Company”) is:

QUARRY PROPERTIES, L.L.C.

SECOND. The purpose or purposes for which the company is organized are as follows:

(a) To engage in any lawful business or which a limited liability company may be organized under the Act;

(b) To own, operate, lease, mortgage, encumber, construct, and develop real estate and/or personal property for any lawful purpose, including, without limitation thereby, underground and subterranean rental space, warehouse space and storage space; and

(c) To engage in the business of dredging and producing sand and aggregate, including but not limited to the operation of quarries for the production of limestone crushed aggregate and the investment in and rental of such facilities and quarries.

In addition to the powers and privileges conferred upon the Company by law, and those incidental thereto, the Company shall possess and may exercise all the powers and privileges that are necessary or convenient to effect any or all of the purposes for which the Company is organized.

THIRD. The address of the Company’s registered office in the State of Missouri is 2604 North Stadium Boulevard, Columbia, Missouri, 65202. The name of its registered agent at such address is Larry W. Moore.

FOURTH. The Company shall be dissolved upon the occurrence of any of the following:

(a) A Member withdraws from the Company by giving ninety (90) days prior written notice of such Member’s withdrawal to the other Member; (provided, however, such withdrawal may constitute a breach of the outstanding contractual obligations between such Member and), the company, and such Member may be liable to the Company for any damages sustained by the Company as a result of such withdrawal;

(b) A Member:

i) Makes an assignment for the benefit of creditors;

ii) Files a petition or answer seeking for such Member any reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any statute, law or regulation or files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in a proceeding of such nature; or

iii) Seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for such Member or of all or any substantial part of such Member’s property.

(c) With respect to any Member, one hundred twenty (120) days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if, within ninety (90) days after the appointment, without such member’s consent or acquiescence, of a trustee, receiver or liquidator of the Member or of all or any substantial part of such Member’s property, the appointment Is not vacated or stayed, or, within ninety (90) days after the expiration of any such stay, the appointment is not vacated;

(d) In the case of a Member who is a natural person, the entry by a court of competent jurisdiction adjudicating such member incapacitated to manage such Member’s person or estate;

(e) In the case of a Member that is a trust, a distribution of is entire interest in the Company;

(f) In the case of a Member that is a general or limited partnership, a distribution of its entire interest in the Company;

(g) In the case of a Member that is a corporation, the revocation of its charter or a distribution of its entire interest in the Company; or

(h) In the case of a Member that is a limited liability company, a distribution of its entire Interest in the Company;

The Members have agreed that, if, within ninety (90) days after the occurrence of any of the foregoing, the Members holding a majority of the remaining Percentage Interests agree to continue the Company, the Company will not be dissolved and the Company will continue its business and affairs.

The Members have agreed that the company will not be dissolved and that the Company will continue its business and affairs. Upon the occurrence of any of the following:

2

(a) In the case of a Member who is a natural person, the death of the Member;

(b) In the case of a Member that is a trust, the termination of the trust;

(c) In the case of a Member that is a general or limited partnership, the dissolution and commencement of winding up of the partnership;

(d) In the case of a Member that is a corporation, the filing of articles of dissolution, or their equivalent, for the corporation;

(e) In the case of a Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company;

(F) In the case of a Member that is a limited liability company, the filing of articles of dissolution nor termination, or their equivalent, for the limited liability company; or

(g) Any Member is the subject of a Bankruptcy;

FIFTH. The name and address of the organizer of the Company is as follows:

Name of Organizer	Address

William D. Powell	1201 West Broadway
Columbia, MO 65201

SIXTH. No Member, solely by reason of being a Member, shall be liable, under a judgment, decree or order of a court, or in any manner, for a debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs shall not be grounds for imposing liability on the Members for liabilities of the Company.

SEVENTH. The Company shall be managed by one or more Managers. No Member shall have the authority to act on behalf of the Company unless the transaction, agreement or action with respect to which such member is acting has been approved by the Members in writing.

EIGHTH. The Company reserves the right to amend these Articles of Organization in the manner now or hereafter permitted by the Act, and all rights and powers conferred herein are granted subject to this reservation.

NINTH. For Federal and state income tax purposes, the Company will be operating as a partnership.

The undersigned, for the purpose of forming a limited liability company under the Act, does hereby execute these Articles of Organization, this 25th day of November, 2003, and does hereby affirm, under penalties of perjury, that the facts stated herein are true.

Organizer:

/s/ William D. Powell

WILLIAM D. POWELL

4